UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2003

NET 1 UEPS TECHNOLOGIES, INC
(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State of other jurisdiction	(Commission File Number)	(IRS Employer
or incorporation)		Identification No.)

Suite 325-744 West Hastings Street, Vancouver, British Columbia, Canada V6C 1A5
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 669-4561

_____________________________________________________
(Former name or former address, if changed since last report)

ITEM 5.     OTHER INFORMATION

The Company (Net 1) is completing financial arrangements for the securing of approximately US$ 150 million through Brait SA (Brait) on behalf of funds under its management. The financing, comprising the capital raising of US$ 53 million and a share exchange of US$ 97 million, will enable Net 1 to make an offer to acquire Net 1 Applied Technology Holdings Limited (Aplitec), a public Johannesburg Stock Exchange (JSE) listed company, as well as providing working capital to enable Net 1 to expand its operations and develop its internal infrastructure on an international basis. The Company holds exclusive licensing rights to the proprietary Smart Card technology based “Universal Electronic Payment System” (UEPS) and Funds Transfer Systems (FTS) on a worldwide basis, excluding South Africa and surrounding territories, but lacks financial resources, personnel and infrastructure to market and expand these operations. Net 1, through Brait, will raise the capital through sales of its common stock at US$ 0.50 per common share.

The Company, through Brait, has provided the Board of Directors of Aplitec with an offer to acquire all the assets and liabilities of Aplitec (excluding ZAR 300 million of cash) for approximately US$ 129 million through a combination of cash and share exchange offer to Aplitec shareholders also at a purchase price of US$ 0.50. Aplitec is engaged in the sales, maintenance and development of UEPS smart card based products in South Africa and its surrounding territories with revenues of approximately US$ 100 million. Aplitec has approximately 2,400 employees. Completion of the financing is subject to compliance with regulatory requirements in South Africa and in the United States, including an increase in the authorized capitalization of Net 1 to permit the common shares to be issued.

Inasmuch as the principal shareholders and members of management of the Company also have interests in Aplitec and will be participating in the share exchange, Net 1 will obtain approval of the majority of its minority shareholders for the increase in its capitalization. Net 1 is seeking to complete the transaction in early 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Claude Guerard

Claude Guerard, Chief Executive Officer

DATED: October 24, 2003